For Immediate Release

Sun Bancorp, Inc. Announces 2Q 2014 Earnings; One-time Charges for Comprehensive Restructuring Costs; Further Risk Reduction and Capital Improvement

Contact:       Thomas R. Brugger
                      Executive Vice President and Chief Financial Officer (856) 552-6031

    Sun Bancorp, Inc. Reports Second Quarter 2014 Results

Second Quarter Highlights

•	Announced comprehensive strategic restructuring to improve financial performance, reduce costs, risk and operating complexity.
•	One-time charges of approximately $20 million related to restructuring initiatives.
•	$71.1 million of problem commercial loans sold and $24.4 million of problem consumer loans moved to held-for-sale at lower of cost or market.
•
Sale of problem loans results in non-performing loans (“NPLs”) held-for-investment declining by 62% to $14.1 million; NPLs held-for-investment to total loans held-for-investment fell from 1.8% to 0.8%.  Classified assets fell from $105.6 million to $38.2 million, a reduction of 64%.

•
Negotiated and announced the proposed sale of seven Cape May County area branch offices and the consolidation of four more locations; $28.5 million of loans and $160.8 million of deposits were transferred to held-for-sale. Upon settlement after all accounts are identified for sale, the transaction is anticipated to include approximately $65 million of loans and $180 million of deposits.

MOUNT LAUREL, N.J. – July 31, 2014 – Sun Bancorp, Inc. (NASDAQ: SNBC) (the “Company”) reported today a net loss available to common shareholders of $24.2 million, or a loss of $0.28 per diluted share, for the quarter ended June 30, 2014, compared to a net loss of $1.9 million, or a loss of $0.02 per diluted share, and net income of $678 thousand, or $0.01 per diluted share, for the first quarter of 2014 and the second quarter of 2013, respectively. The following are key items and events that occurred during the second quarter of 2014:

•	Sale of $71.1 million of criticized commercial loans to third-party investors resulting in a net loss of $13.0 million inclusive of swap termination costs and transaction costs.

•
Provision for loan losses of $14.8 million was recorded in the second quarter of 2014, primarily due to the commercial loan sales, compared to no provision expense in the first quarter of 2014. The allowance for loan losses equaled $28.4 million at June 30, 2014, a decrease of $5.4 million and $7.1 million from March 31, 2014 and December 31, 2013, respectively. The allowance for loan losses equaled 1.53% of gross loans held-for-investment and 202.04% of non-performing loans held-for-investment at June 30, 2014 as compared to 1.62% and 90.18%, respectively, at March 31, 2014 and 1.66% and 93.6%, respectively, at December 31, 2013.

•
Non-performing and higher risk consumer loans totaling $24.4 million were transferred to held-for-sale at lower of cost or market, requiring charge-offs of $4.6 million. The remaining balance of $19.8 million includes $4.0 million of non-performing loans.

•	Net interest margin was 3.03% in the second quarter of 2014 compared to 3.07% in the first quarter of 2014 and 2.96% in the second quarter of 2013.

On June 30, 2014, the Board of Directors of the Company and Sun National Bank (the “Bank”) approved a comprehensive restructuring plan, which includes, among other things, the Bank exiting Sun Home Loans, its retail, consumer mortgage banking origination business and exiting its healthcare and asset-based lending businesses; the proposed sale of seven branch offices in the Cape May County area;  significant classified asset  and operating expense reductions and  declaration of a 1-for-5 reverse stock split.  The Company also announced the consolidation of four additional branch offices, which are expected to be completed by the fourth quarter of 2014.

Below is a summary of significant balance sheet activity that either occurred or was authorized by the Company during the second quarter of 2014:
Description	Amount*	Status*

Problem commercial loans	$71	Sales completed in June 2014
Manufactured housing loans	$20	Moved to held for sale; closing expected in second half of 2014
Home equity loans	$4	Moved to held for sale; closing expected in second half of 2014
Branch assets	$34	Moved to held for sale; Loans ($29), Net fixed assets ($4), Cash ($1). Closing expected in Q1’2015
Branch deposits	$161	Moved to held-for-sale; closing expected in Q1’2015
Jumbo residential loans	$47	Sales completed in Q2’2014

*  Dollars in millions

Below is a summary of significant one-time charges during the second quarter of 2014:

Description	Amount*	Description*

Commercial loan sale losses	$13	Provision ($11), swap terminations ($1) and transaction fees ($1)
Consumer loan losses upon transfer to held-for-sale	$3	Moved to held for sale at lower of cost or market; Charge-offs net of existing reserves.
Severance and benefits	$3	Restructuring and closure of non-core business units**
Fixed asset disposals	$0.4	Mortgage operations and branch consolidation
Lease exit costs	$0.3	Mortgage operations facilities

*  Dollars in millions
** The payment of severance and other related benefits is subject to prior regulatory approval.

“On July 3rd, 2014, we announced a series of decisive remedial and restructuring initiatives designed  to address the Company’s long standing obstacles to earnings, regulatory compliance and overall performance excellence,” said President and CEO Thomas M. O’Brien.  “We are forcefully confronting the legacy challenges here with a strong sense of urgency.  The recently announced initiatives, while unfortunately difficult for many stakeholders, have established the foundation needed to bring our efficiency, credit and risk metrics more closely in line with those of our peers.  We are now embarking on the execution of these plans in an effort to achieve goals that are so important to our long-term success.  Notwithstanding the costs of the restructuring initiatives, all of our capital ratios and liquidity positions remain strong.  While there is a lot of work to do in the execution of the plan, members of management and the Board are keenly focused on its successful implementation.”

Discussion of Results:

Balance Sheet

The Bank has been reducing the size of its balance sheet over the past few quarters as it focuses internally on risk reduction and capital ratio improvement.  During the quarter, total assets fell $143.8 million due primarily to the commercial problem loan sales of $71.1 million and continued runoff in the commercial loan portfolio.  Total assets were $2.89 billion at June 30, 2014, as compared to $3.04 billion at March 31, 2014 and $3.09 billion at December 31, 2013.

The Bank continues to maintain a high level of liquidity, which enabled it to reduce the size of its balance sheet during the quarter.  Even with the reduction in total assets, cash and cash equivalents rose to $330.4 million at June 30, 2014, as compared to $282.1 million at March 31, 2014 and $267.8 million at December 31, 2013. The increase of $48.3 million in the second quarter of 2014 as compared to the prior quarter was primarily due to the aforementioned commercial loan sales and commercial loan pay-downs, partially offset by a decrease in deposits as public funds balances declined.

Gross loans held-for-investment totaled $1.86 billion at June 30, 2014, as compared to $2.08 billion at March 31, 2014 and $2.14 billion at December 31, 2013.  The significant decline is due to the aforementioned commercial loan sales, the sale of $46 million of portfolio jumbo residential mortgage loans, the transfer of consumer loans to held-for-sale and commercial loan pay-downs.  The Bank is proactively engaging with its commercial borrowers to build on its existing relationships with top borrowers in industry segments where we believe we can excel.  As the Bank builds deeper relationships with its best borrowers, acceptable runoff is occurring in segments where we choose not to compete or lower our credit standards.  This runoff is expected to continue over the next few quarters.

Given the high level of liquidity throughout 2013 and 2014, the Bank has intensified its efforts to return to profitability and build its deposit portfolio mix.  The Bank re-priced interest rates on certain deposit accounts in order to more accurately reflect the current sustained low level of interest rates.  The Bank also experienced planned maturity run-off in brokered CDs and other jumbo CDs.  These efforts caused some attrition in deposit balances in the past few quarters but the overall mix and profitability has substantially improved.  Deposits were $2.27 billion at June 30, 2014, as compared to $2.57 billion at March 31, 2014 and $2.62 billion at December 31, 2013. In addition to reclassifying $160.8 million of deposits to held-for-sale for the planned branch sale, the Bank has experienced a decline in public funds deposit balances. The total quarterly cost of deposits fell by three basis points to 0.35% in the past two quarters and the non-interest demand deposit account (“DDA”) mix has risen from 21.4% to 23.7%.

Net Interest Income and Margin

Net interest income decreased $780 thousand from the linked quarter to $20.6 million for the three months ended June 30, 2014. The net interest margin decreased four basis points to 3.03% for the three months ended June 30, 2014, from 3.07% for the linked quarter. As compared to the linked quarter, the average yield on loans was flat at 4.11%, while total interest-earning assets decreased five basis points to 3.49% for the three months ended June 30, 2014. The decrease from the linked quarter is due primarily to an increase in the mix of interest earning cash balances as well as a five basis point decline in yields on investment securities.

Non-Interest Income

Non-interest income was $4.0 million for the quarter ended June 30, 2014, as compared to $4.9 million for the quarter ended March 31, 2014. The decrease from the linked quarter of $971 thousand was primarily attributable to a $1.1 million increase in the negative derivative credit valuation adjustments from the prior quarter. This change was primarily due to swap termination fees of $1.4 million recorded in the second quarter of 2014, associated with the commercial loan sales.

Service charges on deposit accounts and investment products income bounced back in the second quarter after seasonal and weather-related weakness in these categories in the first quarter.  These fees rose to $2.9 million in the quarter, which is an increase of 5.8% sequentially.  Net mortgage banking revenue fell $106 thousand to $529 thousand for the quarter ended June 30, 2014, as originations and closings remained weak.  This revenue will be eliminated over time as the Company is closing its mortgage banking operations.

Non-Interest Expense

Non-interest expense was $33.7 million in the second quarter of 2014, an increase of $5.8 million compared to the linked quarter. Restructuring-related expenses in the quarter were $3.3 million, including $2.7 million of severance and benefit costs, $380 thousand of fixed asset disposal costs and $285 thousand of lease exit costs.  In comparison to the linked quarter, increases in salaries and employee benefits, equipment expense, professional fees, other real estate owned, and other expense of $3.1 million, $607 thousand, $867 thousand, $558 thousand, and $1.6 million, respectively, were partially offset by a decrease of $714 thousand in occupancy expense.  Salaries and employee benefits increased primarily as a result of the accrual of severance and benefit costs associated with the Company’s restructuring noted above.  Other expense increased $1.6 million due to loan sale related transaction costs.  Occupancy expense decreased during the quarter ended June 30, 2014 after elevated spending in the first quarter due to unusual winter weather related costs, which was partially offset by restructuring related lease termination costs.

Asset Quality

Asset quality improved significantly during the quarter due to the sale of $71.1 million of problem commercial loans, the movement of $24.4 million of problem consumer loans to held-for-sale at lower of cost or market and continued workout success.  Total non-performing assets fell 52% and were $19.5 million, or 0.67% of total assets, at June 30, 2014, as compared to $40.2 million, or 1.32% of total assets, at March 31, 2014 and $40.5 million, or 1.31% of total assets, at December 31, 2013. Non-performing loans held-for-investment decreased $23.4 million to $14.1 million at June 30, 2014, from $37.4 million at March 31, 2014, due primarily to the aforementioned problem loan sales.

During the second quarter of 2014, there was $14.8 million of provision expense recorded, as compared to no provision expense in the linked quarter.  The allowance for loan losses was $28.4 million, or 1.53% of gross loans held-for-investment, at June 30, 2014, as compared to $33.8 million, or 1.62% of gross loans held-for-investment, at March 31, 2014 and $35.5 million, or 1.66% of gross loans held-for-investment, at December 31, 2013.  Net charge-offs were $20.2 million in the second quarter of 2014, as compared to net charge-offs in the linked quarter of $1.8 million and net recoveries of $2.8 million in the second quarter of 2013.  Second quarter gross charge-offs related to loan sale activity totaled $19.0 million.  “The level of non-accrual and classified loan relationships remained stubbornly high as we ended the first quarter. The second quarter loan sales provide better clarity surrounding our credit risk profile,” stated Mr. O’Brien.  “From an asset quality perspective, we can now begin to function in a more traditional operating environment.”

Capital

Shareholders’ equity totaled $227.7 million at June 30, 2014, compared to $248.9 million at March 31, 2014 and $245.3 million at December 31, 2013. At June 30, 2014, the Bank’s total risk-based capital ratio, Tier 1 capital ratio and leverage capital ratio were approximately 14.5%, 13.2%, and 9.1%, respectively.  The Company’s tangible equity to tangible assets ratio was 6.6% at June 30, 2014, as compared to 7.0% at March 31, 2014 and 6.8% at December 31, 2013.  At June 30, 2014, the Company’s total risk-based capital ratio, Tier 1 capital ratio and leverage capital ratio were approximately 15.0%, 12.4%, and 8.6%, respectively.

The Company will hold its regularly scheduled conference call on Thursday, July 31, 2014, at 11:00 a.m. (ET).  Participants may listen to the live webcast through the Company’s website at www.sunnationalbank.com. Participants are advised to log on 10 minutes ahead of the scheduled start of the call.  An Internet-based replay will be available on the Company’s website for two weeks following the call.

About Sun Bancorp

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.89 billion asset bank holding company headquartered in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers throughout New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

 Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, concerning the financial condition, results of operations and business of the Company.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about events or results or otherwise are not statements of historical facts, including statements about the successful implementation of our comprehensive strategic restructuring plan to improve financial performance and capital, reduce costs, risk and operating complexity, and the timing of the completion of the transactions contemplated thereby, addressing the Company’s long standing obstacles to earnings, regulatory compliance and overall performance excellence, having established the foundation needed to bring our efficiency, credit and risk metrics in line with those of our peers, building on our existing relationships with top borrowers, returning to profitability, building the Bank’s deposit portfolio mix and reducing classified assets and expenses.  Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that our strategic restructuring plan will improve our financial performance, future capital levels, reduce our costs, reduce our risks or reduce our operating complexity; that our strategic restructuting plan will be completed as and in the time frames anticipated; that we will adequately address long standing obstacles to earnings, regulatory compliance and overall performance excellence; that we will build the foundation necessary to bring our efficiency, credit and risk metrics in line with those of our peers; that we will build on existing relationships with top borrowers and build the Bank’s deposit portfolio mix; or that we will return to profitability or further reduce classified assets or expenses. We caution that such statements are subject to a number of uncertainties.  Factors that could cause actual results to differ from those expressed or implied by such forward-looking statements include, but are not limited to: (i) competition among providers of financial services; (ii) changes in laws and regulations, including without limitation changes in capital requirements under the federal prompt corrective action regulations; (iii) changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events; (iv) the failure to complete any or all of the transactions contemplated in the Company’s comprehensive strategic restructuring plan on the terms currently contemplated; (v) local, regional and national economic conditions and events and the impact they may have on the Company, the Bank and its customers; (vi) the ability to attract deposits and other sources of liquidity; (vii) changes in the financial performance and/or condition of Bank’s borrowers; (viii) changes in the level of non-performing and classified assets and charge-offs; (ix) changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (x) inflation, interest rate, securities market and monetary fluctuations; (xi) changes in consumer spending, borrowing and saving habits; (xii) the ability to increase market share and control expenses; (xiii) volatility in the credit and equity markets and its effect on the general economy; (xiv) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; and (xv) those detailed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2013, the Company’s Form 10-Q for the three months ended March 31, 2014, and in other filings made pursuant to the Securities Exchange Act of 1934, as amended.  Therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures (Unaudited)

This news release references tax-equivalent interest income. Tax-equivalent interest income is a non-GAAP financial measure. Tax-equivalent interest income assumes a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the three months ended June 30, 2014, March 31, 2014, December 31, 2013, September 30, 2013, and June 30, 2013, were $166 thousand, $166 thousand, $167 thousand, $167 thousand, and $175 thousand, respectively. This release also references tangible book value per common share. Tangible book value per common share is a non-GAAP financial measure.  Tangible book value per common share is a ratio of tangible equity, shareholders’ equity less intangible assets, to outstanding common shares. Intangible assets at June 30, 2014, March 31, 2014, December 31, 2013, September 30, 2013, and June 30, 2013, were $38.4 million, $38.7 million, $39.0 million, $39.4 million, and $40.0 million, respectively.

Tax-equivalent interest income
The following reconciles net interest income to net interest income on a fully taxable equivalent basis using a 35% tax rate for the three months ended June 30, 2014, March 31, 2014, December 31, 2013, September 30, 2013, and June 30, 2013.

For Three Months Ended:	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013

Net interest income	$20,612	$21,392	$21,935	$22,980	$21,776
Effect of tax exempt income	166	166	167	167	175
Net interest income, tax equivalent basis	$20,778	$21,558	$22,102	$23,147	$21,951

Tangible book value per common share
The following reconciles shareholders’ equity to tangible equity by reducing shareholders’ equity by the intangible asset balance at June 30, 2014, March 31, 2014, December, 31, 2013, September 30, 2013, and June 30, 2013.

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013

Tangible book value per common share:
Shareholders’ equity	$227,656	$248,898	$245,337	$257,140	$261,664
Less: Intangible assets	38,426	38,709	38,993	39,448	39,988
Tangible equity	$189,230	$210,189	$206,344	$217,692	$221,676

Common stock	88,762	88,709	88,711	88,618	88,572
Less: Treasury stock	1,596	1,943	1,997	2,068	2,107
Total outstanding shares	87,166	86,766	86,714	86,550	86,465

Tangible book value per common share:	$2.17	$2.42	$2.38	$2.52	$2.56

SUN BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share amounts)
For the Three Months Ended			For the Six Months Ended
June 30,			June 30,
	2014	2013	2014	2013
Profitability for the period:
Net interest income	$20,612	$21,776	$42,004	$44,854
Provision for loan losses	14,803	(1,883)	14,803	(1,712)
Non-interest income	3,977	10,258	8,926	21,140
Non-interest expense	33,677	33,239	61,565	64,575
(Loss) income before income taxes	(23,891)	678	(25,438)	3,131
Net (loss) income available to common shareholders	$(24,248)	$678	$(26,154)	$3,131

Financial ratios:
Return on average assets(1)	(3.25)%	0.08%	(1.73)%	0.19%
Return on average equity(1)	(38.17)%	1.03%	(20.71)%	2.38%
Return on average tangible equity(1),(2)	(45.00)%	1.22%	(24.46)%	2.81%
Net interest margin(1)	3.03%	2.96%	3.05%	3.05%
Efficiency ratio	136.96%	103.76%	120.88%	97.85%

(Loss) earnings per common share:
Basic	$(0.28)	$0.01	$(0.30)	$0.04
Diluted	$(0.28)	$0.01	$(0.30)	$0.04

Average equity to average assets	8.52%	8.17%	8.37%	8.18%
	June 30,		December 31,
	2014	2013	2013
At period-end:
Total assets	$2,894,658	$3,205,921	$3,087,553
Total deposits	2,272,765	2,722,038	2,621,571
Loans receivable, net of allowance for loan losses	1,827,724	2,110,785	2,102,167
Loans held-for-sale, at fair value	9,410	69,417	20,662
Loans held-for-sale, at lower of cost or market	19,761	-	-
Investments	454,051	361,149	457,797
Deposits held-for-sale	160,769	-	-
Borrowings	68,734	69,071	68,765
Junior subordinated debentures	92,786	92,786	92,786
Shareholders’ equity	227,656	261,664	245,337

Credit quality and capital ratios:
Allowance for loan losses to gross loans held-for-investment	1.53%	2.22%	1.66%
Non-performing loans held-for-investment to gross loans held-for-investment	0.76%	3.32%	1.78%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	1.02%	3.51%	1.87%
Allowance for loan losses to non-performing loans held-for-investment	202.04%	66.93%	93.57%

Total capital (to risk-weighted assets) (3):
Sun Bancorp, Inc.	15.00%	14.80%	14.41%
Sun National Bank	14.45%	14.05%	13.65%
Tier 1 capital (to risk-weighted assets) (3):
Sun Bancorp, Inc.	12.43%	12.91%	12.34%
Sun National Bank	13.20%	12.79%	12.40%
Leverage ratio:
Sun Bancorp, Inc.	8.59%	9.43%	8.99%
Sun National Bank	9.12%	9.33%	9.02%

Book value per common share	$2.61	$3.03	$2.83
Tangible book value per common share	$2.17	$2.56	$2.38
(1) Amounts for the three and six months ended are annualized.
(2) Return on average tangible equity is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.
(3) June 30, 2014 capital ratios are estimated, subject to regulatory filings.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollars in thousands, except par value amounts)
	June 30, 2014	December 31, 2013
ASSETS
Cash and due from banks	$49,384	$38,075
Interest-earning bank balances	281,056	229,687
Cash and cash equivalents	330,440	267,762
Restricted cash	26,000	26,000
Investment securities available for sale (amortized cost of $437,559 and $452,023 at June 30, 2014 and December 31, 2013, respectively)	437,027	440,097
Investment securities held to maturity (estimated fair value of $645 and $692 at June 30, 2014 and December 31, 2013, respectively)	636	681
Loans receivable (net of allowance for loan losses of $28,392 and $35,537 at June 30, 2014 and December 31, 2013, respectively)	1,827,724	2,102,167
Loans held-for-sale, at fair value	9,410	20,662
Loans held-for-sale, at lower of cost or market	19,761	-
Branch assets held-for-sale	34,058	-
Restricted equity investments, at cost	16,388	17,019
Bank properties and equipment, net	42,359	49,095
Real estate owned	1,327	2,503
Accrued interest receivable	6,276	7,112
Goodwill	38,188	38,188
Intangible assets, net	238	805
Deferred taxes, net	-	4,575
Bank owned life insurance (BOLI)	78,166	77,236
Other assets	26,660	33,651
Total assets	$2,894,658	$3,087,553

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$2,272,765	$2,621,571
Branch deposits held-for-sale	160,769	-
Securities sold under agreements to repurchase – customers	670	478
Advances from the Federal Home Loan Bank of New York (FHLBNY)	60,873	60,956
Obligations under capital lease	7,191	7,331
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	796	-
Other liabilities	71,152	59,094
Total liabilities	2,667,002	2,842,216

Shareholders’ equity:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued	-	-
Common stock, $1 par value, 200,000,000 shares authorized; 88,757,089 shares issued and 87,161,545 shares outstanding at June 30, 2014; 88,711,035 shares issued and 86,714,414 shares outstanding at December 31, 2013	88,757	88,711
Additional paid-in capital	502,104	506,719
Retained deficit	(344,108)	(317,954)
Accumulated other comprehensive loss	(315)	(7,055)
Deferred compensation plan trust	(599)	(522)
Treasury stock at cost, 1,595,544 shares at June 30, 2014; and 1,996,621 shares at December 31, 2013	(18,183)	(24,562)
Total shareholders’ equity	227,656	245,337
Total liabilities and shareholders’ equity	$2,894,658	$3,087,553

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans	$21,067	$23,945	$42,916	$48,844
Interest on taxable investment securities	2,193	1,225	4,443	2,769
Interest on non-taxable investment securities	308	324	617	718
Dividends on restricted equity investments	209	217	441	463
Total interest income	23,777	25,711	48,417	52,794
INTEREST EXPENSE
Interest on deposits	2,188	2,945	4,469	5,960
Interest on funds borrowed	443	444	879	887
Interest on junior subordinated debentures	534	546	1,065	1,093
Total interest expense	3,165	3,935	6,413	7,940
Net interest income	20,612	21,776	42,004	44,854
PROVISION FOR LOAN LOSSES	14,803	(1,883)	14,803	(1,712)
Net Interest income after provision for loan losses	5,809	23,659	27,201	46,566
NON-INTEREST INCOME
Service charges on deposit accounts	2,215	2,250	4,366	4,479
Mortgage banking revenue, net	529	5,601	1,164	9,005
Gain on sale of investment securities	50	-	50	3,487
Investment products income	715	728	1,332	1,407
BOLI income	469	486	930	934
Derivative credit valuation adjustment	(1,162)	6	(1,200)	(498)
Other	1,161	1,187	2,284	2,326
Total non-interest income	3,977	10,258	8,926	21,140
NON-INTEREST EXPENSE
Salaries and employee benefits	15,992	13,019	28,876	27,311
Commission expense	811	2,556	1,708	4,597
Occupancy expense	3,552	3,081	7,818	6,657
Equipment expense	2,356	1,830	4,105	3,689
Amortization of intangible assets	283	541	567	1,462
Data processing expense	1,281	1,027	2,478	2,026
Professional fees	2,353	4,761	3,839	7,408
Insurance expenses	1,358	1,542	2,825	2,972
Advertising expense	523	698	1,109	1,251
Problem loan expense	566	1,023	1,198	1,822
Real estate owned expense, net	702	1,255	846	1,489
Office supplies expense	285	191	536	420
Other	3,615	1,715	5,660	3,471
Total non-interest expense	33,677	33,239	61,565	64,575
(LOSS) INCOME BEFORE INCOME TAXES	(23,891)	678	(25,438)	3,131
INCOME TAX EXPENSE	357	-	716	-
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(24,248)	$678	$(26,154)	$3,131

Basic (loss) earnings per share	$(0.28)	$0.01	$(0.30)	$0.04
Diluted (loss) earnings per share	$(0.28)	$0.01	$(0.30)	$0.04
Weighted average shares – basic	87,089,147	86,323,099	86,915,959	86,284,325
Weighted average shares - diluted	87,089,147	86,356,796	86,915,959	86,357,968

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	2014	2014	2013	2013	2013
	Q2	Q1	Q4	Q3	Q2
Balance sheet at quarter end:
Cash and cash equivalents	$330,440	$282,095	$267,762	$427,583	$416,239
Restricted cash	26,000	26,000	26,000	26,000	26,000
Investment securities	454,051	456,724	457,797	425,029	361,149
Loans held-for-investment:
Commercial	1,363,900	1,519,993	1,587,566	1,636,856	1,676,133
Home equity	165,671	184,936	188,478	192,135	195,938
Second mortgage	21,282	23,312	25,279	26,028	27,276
Residential real estate	298,063	326,945	305,552	281,537	225,147
Other	7,200	28,894	30,829	32,984	34,298
Total gross loans held-for-investment	1,856,116	2,084,080	2,137,704	2,169,540	2,158,792
Allowance for loan losses	(28,392)	(33,768)	(35,537)	(48,854)	(48,007
Net loans held-for-investment	1,827,724	2,050,312	2,102,167	2,120,686	2,110,785
Loans held-for-sale	29,171	16,048	20,662	18,707	69,417
Branch assets held-for-sale	34,058	-	-	-	-
Goodwill	38,188	38,188	38,188	38,188	38,188
Intangible assets, net	238	521	805	1,260	1,800
Total assets	2,894,658	3,038,467	3,087,553	3,236,321	3,205,921
Total deposits	2,272,765	2,573,445	2,621,571	2,752,693	2,722,038
Branch deposits held-for-sale	160,769	-	-	-	-
Securities sold under agreements to repurchase - customers	670	471	478	554	562
Advances from FHLBNY	60,873	60,915	60,956	60,997	61,037
Obligations under capital lease	7,191	7,259	7,331	7,402	7,472
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Total shareholders' equity	227,656	248,898	245,337	257,140	261,664
Quarterly average balance sheet:
Loans(1):
Commercial	$1,480,491	$1,560,442	$1,621,222	$1,671,302	$1,719,278
Home equity	185,710	187,052	190,394	194,622	197,237
Second mortgage	24,358	24,863	26,142	27,041	28,679
Residential real estate	338,028	331,433	312,977	299,667	307,248
Other	23,196	25,014	26,134	27,723	28,929
Total gross loans	2,051,783	2,128,804	2,176,869	2,220,355	2,281,371
Securities and other interest-earning assets	694,529	677,850	782,200	763,575	680,659
Total interest-earning assets	2,746,312	2,806,654	2,959,069	2,983,930	2,962,030
Total assets	2,982,427	3,049,321	3,205,900	3,264,884	3,222,053
Non-interest-bearing demand deposits	573,290	559,606	585,530	549,684	531,210
Total deposits	2,519,901	2,584,588	2,718,905	2,746,820	2,722,646
Total interest-bearing liabilities	2,108,103	2,186,394	2,295,072	2,358,923	2,355,081
Total shareholders' equity	254,116	250,946	256,783	260,701	263,108
Capital and credit quality measures:
Total capital (to risk-weighted assets) (2):
Sun Bancorp, Inc.	15.00%	14.87%	14.41%	14.72%	14.80%
Sun National Bank	14.45%	14.08%	13.65%	13.96%	14.05%
Tier 1 capital (to risk-weighted assets) (2):
Sun Bancorp, Inc.	12.43%	12.75%	12.34%	12.76%	12.91%
Sun National Bank	13.20%	12.83%	12.40%	12.70%	12.79%
Leverage ratio:
Sun Bancorp, Inc.	8.59%	9.40%	8.99%	9.13%	9.43%
Sun National Bank	9.12%	9.45%	9.02%	9.09%	9.33%

Average equity to average assets	8.52%	8.23%	8.01%	7.99%	8.17%
Allowance for loan losses to total gross loans held-for-investment	1.53%	1.62%	1.66%	2.25%	2.22%
Non-performing loans held-for-investment to gross loans held-for-investment	0.76%	1.80%	1.78%	2.55%	3.32%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	1.02%	1.91%	1.87%	2.76%	3.51%
Allowance for loan losses to non-performing loans held-for-investment	202.04%	90.18%	93.57%	88.19%	66.93%

Other data:
Net (charge-offs) recoveries	(20,179)	(1,768)	(15,452)	123	2,766
Non-performing assets:
Non-accrual loans	$13,470	$29,387	$29,811	$44,976	$54,031
Non-accrual loans held-for-sale	4,086	-	-	-	-
Troubled debt restructurings, non-accrual	583	8,017	8,166	10,419	17,693
Loans past due 90 days and accruing	-	42	-	-	-
Real estate owned, net	1,327	2,728	2,503	5,059	6,743
Total non-performing assets	$19,466	$40,174	40,480	60,454	$78,467
(1) Average balances include non-accrual loans and loans held-for-sale.
(2) June 30, 2014 capital ratios are estimated, subject to regulatory filings.

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands, except share and per share amounts)
	2014	2014	2013	2013	2013
	Q2	Q1	Q4	Q3	Q2
Profitability for the quarter:
Tax-equivalent interest income	$23,943	$24,806	$25,667	$26,955	$25,888
Interest expense	3,165	3,248	3,565	3,808	3,937
Tax-equivalent net interest income	20,778	21,558	22,102	23,147	21,951
Tax-equivalent adjustment	166	166	167	167	175
Provision for loan losses	14,803	-	2,135	724	(1,883)
Non-interest income	3,977	4,949	4,742	5,799	10,211
Non-interest expense excluding amortization of intangible assets	33,394	27,604	32,002	32,377	32,651
Amortization of intangible assets	283	284	455	540	541
(Loss) income before income taxes	(23,891)	(1,547)	(7,915)	(4,862)	678
Income tax expense	357	359	297	-	-
Net (loss) income available to common shareholders	$(24,248)	$(1,906)	$(8,212)	$(4,862)	$678
Financial ratios:
Return on average assets (1)	(3.25)%	(0.25)%	(1.02)%	(0.60)%	0.08%
Return on average equity (1)	(38.17)%	(3.04)%	(12.79)%	(7.46)%	1.03%
Return on average tangible equity (1),(2)	(45.00)%	(3.59)%	(15.10)%	(8.80)%	1.22%
Net interest margin (1)	3.03%	3.07%	2.99%	3.10%	2.96%
Efficiency ratio	136.96%	105.87%	121.67%	114.38%	103.77%
Per share data:
(Loss) income per common share:
Basic	$(0.28)	$(0.02)	$(0.09)	$(0.06)	$0.01
Diluted	$(0.28)	$(0.02)	$(0.09)	$(0.06)	$0.01
Book value	$2.61	$2.87	$2.83	$2.97	$3.03
Tangible book value	$2.17	$2.42	$2.38	$2.52	$2.56
Average basic shares	87,089,147	86,740,847	86,583,363	86,499,587	86,323,099
Average diluted shares	87,089,147	86,740,847	86,583,363	86,499,587	86,356,796
Non-interest income:
Service charges on deposit accounts	$2,215	$2,151	$2,263	$2,314	$2,250
Mortgage banking revenue, net	529	635	1,000	1,593	5,601
Net gain on sale of investment securities	50	-	-	2	(47)	+
Investment products income	715	617	599	678	728
BOLI income	469	461	466	482	486
Derivative credit valuation adjustment	(1,162)	(38)	(710)	(380)	6
Other income	1,161	1,123	1,124	1,110	1,187
Total non-interest income	$3,977	$4,949	$4,742	$5,799	$10,211
Non-interest expense:
Salaries and employee benefits	$15,992	$12,884	$13,070	$12,656	$13,019
Commission expense	811	897	1,098	2,001	2,556
Occupancy expense	3,552	4,266	3,406	3,456	3,081
Equipment expense	2,356	1,749	1,871	1,796	1,830
Amortization of intangible assets	283	284	455	540	541
Data processing expense	1,281	1,197	1,223	995	1,027
Professional fees	2,353	1,486	4,891	5,947	5,947
Insurance expense	1,358	1,467	1,498	1,496	1,496
Advertising expense	523	586	903	676	698
Problem loan costs	566	632	769	816	1,023
Real estate owned expense, net	702	144	529	252	1,255
Office supplies expense	285	251	245	192	191
Other expense	3,615	2,045	2,499	2,094	1,715
Total non-interest expense	$33,677	$27,888	$32,457	$32,917	$33,239
(1) Amounts are annualized.
(2) Return on average tangible equity is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Three Months Ended June 30,
	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial	$1,480,491	$15,385	4.16%	$1,719,278	18,622	4.33%
Home equity	185,710	1,777	3.83	197,237	1,911	3.88
Second mortgage	24,358	326	5.35	28,679	432	6.03
Residential real estate	338,028	3,187	3.77	307,248	2,485	3.24
Other	23,196	391	6.74	28,929	495	6.84
Total loans receivable	2,051,783	21,066	4.11	2,281,371	23,945	4.20
Investment securities(3)	451,477	2,723	2.41	373,311	1,751	1.88
Interest-earning bank balances	243,052	154	0.25	307,348	192	0.25
Total interest-earning assets	2,746,312	23,943	3.49	2,962,030	25,888	3.50
Non-interest earning assets:
Cash and due from banks	41,196			44,968
Restricted cash	26,000			26,000
Bank properties and equipment, net	47,586			49,192
Goodwill and intangible assets, net	38,568			40,256
Other assets	82,765			99,607
Total non-interest-earning assets	236,115			260,023
Total assets	$2,982,427			$3,222,053

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$1,099,385	$790	0.29%	$1,244,074	1,094	0.35%
Savings deposits	264,386	177	0.27	269,624	220	0.33
Time deposits	582,840	1,223	0.84	677,738	1,632	0.96
Total interest-bearing deposit accounts	1,946,611	2,190	0.45	2,191,436	2,946	0.54
Short-term borrowings:
Securities sold under agreements to repurchase - customers	598	-	-	2,304	1	0.17
Long-term borrowings:
FHLBNY advances (4)	60,887	315	2.07	61,051	318	2.08
Obligations under capital lease	7,221	127	7.04	7,504	125	6.66
Junior subordinated debentures	92,786	533	2.30	92,786	547	2.36
Total borrowings	161,492	975	2.41	163,645	991	2.42
Total interest-bearing liabilities	2,108,103	3,165	0.60	2,355,081	3,937	0.67
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	573,290			531,210
Other liabilities	46,918			72,654
Total non-interest bearing liabilities	620,208			603,864
Total liabilities	2,728,311			2,958,945
Shareholders' equity	254,116			263,108
Total liabilities and shareholders' equity	$2,982,427			$3,222,053

Net interest income		$20,778			$21,951
Interest rate spread (5)			2.89%			2.83%
Net interest margin (6)			3.03%			2.96%
Ratio of average interest-earning assets to average interest-bearing liabilities			130.27%			125.77%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the three months ended June 30, 2014 and 2013 were $166 thousand and $175 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Six Months Ended June 30,
	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial	$1,520,246	$31,735	4.17%	$1,731,846	37,581	4.34%
Home equity	186,377	3,539	3.80	200,755	3,817	3.80
Second mortgage	24,609	683	5.55	29,508	860	5.83
Residential real estate	334,749	6,145	3.67	319,017	5,556	3.48
Other	24,100	814	6.76	29,665	1,030	6.94
Total loans receivable	2,090,081	42,916	4.11	2,310,791	48,844	4.23
Investment securities(3)	454,590	5,541	2.44	400,516	4,035	2.01
Interest-earning bank balances	231,645	292	0.25	243,658	303	0.25
Total interest-earning assets	2,776,316	48,749	3.51	2,954,965	53,182	3.60
Non-interest earning assets:
Cash and due from banks	41,269			45,867
Restricted cash	26,000			26,000
Bank properties and equipment, net	48,093			49,774
Goodwill and intangible assets, net	38,709			40,618
Other assets	85,303			97,114
Total non-interest-earning assets	239,374			259,373
Total assets	$3,015,690			$3,214,338

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$1,124,284	$1,597	0.28%	$1,242,974	2,205	0.35%
Savings deposits	265,837	357	0.27	267,519	435	0.33
Time deposits	595,459	2,515	0.84	683,431	3,321	0.97
Total interest-bearing deposit accounts	1,985,580	4,469	0.45	2,193,924	5,961	0.54
Short-term borrowings:
Securities sold under agreements to repurchase - customers	502	-	-	2,613	2	0.15
Long-term borrowings:
FHLBNY advances (4)	60,908	628	2.06	61,105	634	2.08
Obligations under capital lease	7,257	250	6.89	7,538	251	6.66
Junior subordinated debentures	92,786	1,065	2.30	92,786	1,093	2.36
Total borrowings	161,453	1,943	2.41	164,042	1,980	2.41
Total interest-bearing liabilities	2,147,033	6,412	0.60	2,357,966	7,941	0.67
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	566,486			518,973
Other liabilities	49,631			74,310
Total non-interest bearing liabilities	616,117			593,283
Total liabilities	2,763,150			2,951,249
Shareholders' equity	252,540			263,090
Total liabilities and shareholders' equity	$3,015,690			$3,214,339

Net interest income		$42,337			$45,241
Interest rate spread (5)			2.91%			2.93%
Net interest margin (6)			3.05%			3.06%
Ratio of average interest-earning assets to average interest-bearing liabilities			129.31%			125.32%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the six months ended June 30, 2014 and 2013 were $333 thousand and $387 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	June 30, 2014			March 31, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial	$1,480,491	$15,385	4.16%	$1,560,442	$16,349	4.19%
Home equity	185,710	1,777	3.83	187,052	1,762	3.77
Second mortgage	24,358	326	5.35	24,863	357	5.74
Residential real estate	338,028	3,187	3.77	331,433	2,958	3.57
Other	23,196	391	6.74	25,014	423	6.76
Total loans receivable	2,051,783	21,066	4.11	2,128,804	21,849	4.11
Investment securities (3)	451,477	2,723	2.41	457,737	2,818	2.46
Interest-earning bank balances	243,052	154	0.25	220,113	139	0.25
Total interest-earning assets	2,746,312	23,943	3.49	2,806,654	24,806	3.54
Non-interest earning assets:
Cash and due from banks	41,196			41,342
Restricted cash	26,000			26,000
Bank properties and equipment, net	47,586			48,605
Goodwill and intangible assets, net	38,568			38,852
Other assets	82,765			87,868
Total non-interest-earning assets	236,115			242,667
Total assets	$2,982,427			$3,049,321

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$1,099,385	$790	0.29%	$1,149,460	$808	0.28%
Savings deposits	264,386	177	0.27	267,305	180	0.27
Time deposits	582,840	1,223	0.84	608,217	1,293	0.85
Total interest-bearing deposit accounts	1,946,611	2,190	0.45	2,024,982	2,281	0.45
Short-term borrowings:
Securities sold under agreements to repurchase - customers	598	-	-	404	-	-
Long-term borrowings:
FHLBNY advances (4)	60,887	315	2.07	60,929	313	2.05
Obligations under capital lease	7,221	127	7.04	7,293	123	6.75
Junior subordinated debentures	92,786	533	2.30	92,786	531	2.29
Total borrowings	161,492	975	2.41	161,412	967	2.40
Total interest-bearing liabilities	2,108,103	3,165	0.60	2,186,394	3,248	0.59
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	573,290			559,606
Other liabilities	46,918			52,375
Total non-interest bearing liabilities	620,208			611,981
Total liabilities	2,728,311			2,798,375
Shareholders' equity	254,116			250,946
Total liabilities and shareholders' equity	$2,982,427			$3,049,321

Net interest income		$20,778			$21,558
Interest rate spread (5)			2.89%			2.95%
Net interest margin (6)			3.03%			3.07%
Ratio of average interest-earning assets to average interest-bearing liabilities			130.27%			128.37%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustment for both the three months ended June 30, 2014 and March 31, 2014 was $166 thousand.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.